AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             LIFERATE SYSTEMS, INC.


These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto, if any.

                                   ARTICLE I.

The name of the Corporation is LifeRate Systems, Inc. (the "Corporation").

                                   ARTICLE II.

The registered office of the Corporation in Minnesota is: 7210 Metro Boulevard, Edina, Minnesota 55439.

                                  ARTICLE III.

The Corporation shall be authorized to issue two classes of shares of capital stock to be designated respectively, "common stock" and "preferred stock." The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is 76,000,000, consisting of 75,000,000 shares of common stock and 1,000,000 shares of preferred stock. Shares of preferred stock of the Corporation may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series. Except as provided in the resolution or resolutions of the Board of Directors creating any series of preferred stock, the shares of common stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of common stock shall be entitled to one vote for each share held.

                                   ARTICLE IV.

Shares of the Corporation acquired by the Corporation shall become authorized but unissued shares and may be reissued as provided in these Articles of Incorporation.

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                                   ARTICLE V.

No shareholder of the Corporation shall have any cumulative voting rights.

                                   ARTICLE VI.

No shareholder of the Corporation shall have any preemptive rights by virtue of
Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

                                  ARTICLE VII.

Any action required or permitted to be taken at a meeting of the Board of the Corporation, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.

                                  ARTICLE VIII.

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article VIII shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 302.559 or 80A.23 of the Minnesota Statutes, as amended (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article
VIII. If the Minnesota Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation in addition to the limitation and elimination of personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended. No amendment to or repeal of this Article VIII shall apply to, or have any effect on, the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                   ARTICLE IX.

The Corporation shall indemnify to the fullest extent permissible under the provisions of Chapter 302A of the Minnesota Statutes, as amended, (as now or hereafter in effect) any person made or threatened to be made a party to or witness in any threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the Corporation, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or by reason of the fact that such director or officer, while a director or officer of the Corporation, is or was serving at the request of the Corporation, or whose duties in that position


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involved service as a director, officer, partner, trustee or agent of another organization or employee benefit plan, against all judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements. Nothing contained herein shall affect any rights to indemnification to which employees or agents of the Corporation other than directors and officers may be entitled under the provisions of Chapter 302A of the Minnesota Statutes, as amended. Any repeal or modification of this Article IX shall be prospective only, and shall not adversely affect any right to indemnification or protection of a director or officer of the Corporation existing at the time of such repeal or modification. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability of or alleged liability of any director or the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.